EXHIBIT 99.2
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                                     EPICEPT
                             MODERATOR: GREG KELLEY
                                 AUGUST 14, 2007
                                  8:30 A.M. ET


OPERATOR: Good morning, ladies and gentlemen, my name is Tiara and I will be your conference operator today. At this time, I would like to welcome everyone to the EpiCept second quarter 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question-and-answer period. If you would like to post a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. It is now my pleasure to turn the floor over to your host, Mr. Greg Kelly, sir, you may begin your conference.

GREG KELLY: Thank you, Operator. Good morning, and welcome to today's EpiCept second quarter 2007 earnings conference call.

Today's call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development, and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations an are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results, or from any future results expressed or implied by such forward-looking statements.

Factors that may cause actual results or developments to differ materially include the risks that Ceplene will not receive regulatory approval or marketing authorization in the EU. Or that Ceplene, if approved, will not achieve significant commercial success. The risk that Myriad's development of Azixa will not be successful. The risk that Azixa will not receive regulatory approval or achieve significant commercial success. The risk that EpiCept will not receive any significant payments under its agreement with Myriad. The risk that the development of its other apoptosis product candidates will not be successful. The risks that the company's ACSAPP (ph) technology will not yield any successful product candidates. The risk that clinical trials for NP-1 will not be successful. That NP-1 will not receive regulatory approval or achieve significant commercial success. The risk that the company's other product candidates that appeared promising in early research and clinical trials, do not demonstrate safety and/or efficacy in larger scale or later stage clinical trials.

The risk that EpiCept will not obtain approval to market any of its product candidates. The risks associated with reliance on additional outside financing to meet its capital requirements. The risks associated with dependence upon key personnel. The risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacture and commercialization of the product candidates, the cost, delays, and uncertainties associated with its scientific research, product development clinical trials, and regulatory approval process. It's history or operating losses since inception, competition, litigation, risks associated with prior material weakness in its internal controls. And risks associated with the company's ability to process, protect its intellectual property.

These factors and other material risks are more fully discussed in EpiCept's periodic reports including its reports on Form 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong, due to inaccurate assumptions, unknown risks, or uncertainties or other risk factors.

I will now hand the call over to Jack Talley, President and CEO of EpiCept. Jack, please go ahead.

JACK TALLEY, PRESIDENT, CEO, EPICEPT: Good morning, and thank you for joining us today.



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I'd like to take this opportunity to provide you with an update on the continued
progress being made at EpiCept towards building shareholder value.

Following this update I will ask Bob Cook, our Chief Financial Officer, to review our financials for the second quarter, which will then be followed by a Q&A session.

I am pleased to report that we continue to make solid progress in both our cancer and pain programs during the second quarter. Starting with our cancer program, we continue to be on track with the next steps required under the application review process in Europe for Ceplene, our lead oncology product candidate for the remission maintenance treatment of acute myeloid leukemia or AML.

We are diligently working to prepare our responses to the day 120 list of questions, supplied to us by the EMEA from the marketing authorization application for Ceplene. And expect to submit our responses as well as meet with regulators in September. There are a total of 39 questions from the EMEA to which we are responding. These include some routine clarification questions, and others which have necessitated further analysis of the existing Ceplene database or in some cases, additional data collection and analysis.

Just to highlight a few of these areas. One question relates to the quality of life for patients in the treatment arm, that being Ceplene but plus low down Proleukin, versus the standard of care, which his still no treatment. This required an additional analysis of data prospectively collected during the study. Here, we found that patients in the active treated arm had a statistically equivalent quality of life compared to the control arm patients. This is remarkable testimony to how well tolerated the Ceplene plus low dose Proleukin regiment is for these patients.

Another question relates to whether leukemia free survival can be a surrogate marker for overall survival. In this case, the data indicates that improved leukemia free survival at 24 months or two years, was indeed, a predictor for improved overall survival at 60 months or five years. These two outcomes appear to be directly correlated.

Lastly, to better understand the overall survival of patients in the study, additional data collection and analysis was undertaken as follow up of patients in the Ceplene study. Although this study was not powered to predict an overall improvement in survival, we found that the long term survival of the treated first remission patients at 60 months nearly reaches statistical significance compared to control patients with a p value of 0.07.

The sum total of the day 120 questions, further analysis of the existing database, additional data collection, our robust responses, complimentary data from third party sources, and other regulatory activities, has contributed to the overall impression at EpiCept that we are buoyant about the prospects for Ceplene being approved in Europe next year. If the application continues to follow the anticipated EU regulatory timeline, the next important event and the pathway to a European approval is expected to be the day one 81 oral explanation, which should occur in the first quarter of 2008, after which the CHMP's recommendation as to the approvability of the compound will then be forwarded to the European commission for a final decision.

Our enthusiasm for the potential of Ceplene continues to be very strong, based in large part on the clinical data, which forms the basis of the MAA application for this drug. The primary end point from a 320 patient trial in AML demonstrated a nearly six month improvement in disease free survival in patients in their first remission. The improvement in disease free survival in these patients increases at three years from 26 percent in the standard of care group, which receives no treatment, to approximately 40 percent in the treated group.

With a greater than 53 percent improvement in the long term disease free survival for patients, Ceplene has shown a therapeutic benefit to maintain remission with a remarkably well tolerated self administered therapy that has not been achieved before in this disease.

In other news, relative to our building an oncology franchise at EpiCept, I am pleased to report that we will be sponsoring a symposium at this year's ASH, or American Society of Hematology meeting in Atlanta. Our symposium titled improving outcomes in AML, will be featured Friday evening December seventh. For more details on the variety of activities, we have planned for the ASH meeting will be disclosed as we get closer to the meeting.



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The second quarter was also a time of notable accomplishments for our earlier stage cancer programs. Last month, we announced the acceleration of the Phase I trial for EPC2407, a novel small molecule vascular disruption agent and apoptosis inducer for the treatment of cancer patients with advanced, solid tumors, and lymphomas.

With the addition of a new study center, Tower Cancer Research Foundation in Los Angeles, the Phase I trial for EPC2407 will now be conducted at three U.S. cancer centers, which should allow us to complete the trial ahead of schedule, and be in a position to report results later this year.

Just yesterday, we dosed another new patient in the study. This is the first patient in the fourth dosing cohort in this phase one monotherapy trial. We continue to be pleased with the safety profile of the drug, and hope to see confirmed evidence of anti cancer activity later this year.

We expect to initiate a second Phase I efficacy trial for EPC2407 as a combination therapy in patients with well vascularized solid tumors and intend to choose a vascularized solid tumor target for the compound's Phase II trials as the clinical profile from the ongoing monotherapy trial emerges.

Overall, we are pleased with the progress being made with this important new candidate cancer therapy.

Important developments also occurred in the second quarter with Azixa, our other early stage cancer compound currently in clinical development by Myriad. Azixa was discovered at EpiCept and is part of our MX90745 series of apoptosis inducers. This series, including Azixa, was licensed to Myriad as part of an exclusive worldwide development and commercialization agreement.

In June findings demonstrated that Azixa shows broad efficacy against multiple tumor types and in drug resistant cell lines was published in Cancer Research, a noted journal published by the American Association of Cancer Research. We believe these results, which demonstrate Azixa'a potential to offer significant anti tumor activity even in tumors expressing multi drug resistant phenotypes are very significant and further validate the commercial potential of the compound. Myriad has continued to move Azixa forward, and we anticipate receiving a milestone payment from Myriad, related to the compound's advancement as early as later this month.

When taken together, the positive developments associated with Azixa and EPC2407 reinforce the value of our ACSAPP (ph) technology which is responsible for discovering these two compounds. ACSAPP (ph) or anti cancer screening apoptosis program is the proprietary technology we use to rapidly test and generate product candidates for cancer.

In addition to Azixa and EPC2407, we also have two other compounds undergoing pre clinical studies, both of which we believe may also have strong potential.

Moving on to our pain program. We were pleased to announced important new developments in the second quarter, related to EpiCept NP-1 cream, which we believe to be the largest market potential pain candidate in our portfolio. In July, we announced the National Cancer Institute funded community clinical oncology program or CCOP decided to cosponsor a Phase III trial of EpiCept NP-1 for the treatment of chemotherapy induced or CPN.

The attract CPN Phase III study will be conducted within a network of approximately 25 sites under the direction of CCOP and will study the effects of NP-1 cream on CPN, a painful condition resulting from the toxicity of a number of chemotherapeutic agents, and for which treatment is considered a serious unmet medical need.

We believe these study results will help to build upon the body of evidence demonstrating that NP-1 can provide long term relief from the pain of peripheral neuropathy's a condition that effects more than 15 million people in the United States.

As this study commences, we are also continuing on schedule, with two other Phase IIB trials for NP-1. This includes a double blind 200 patient placebo controlled study in patients with diabetic peripheral neuropathy or DPN. And a double blind 500 patient placebo and active control trial in post-herpetic neuropathy or PHN. The active control in this study is gabapentin, a market leader in the treatment of neuropathic pain.



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The results of these trials are intended to broaden NP-1 labeling within peripheral neuropathies and raise the product candidate's future market potential. Preliminary results for the DPN trial are expected by the fourth quarter of 2007 with preliminary results for the PHN active control trial expected in the first quarter of 2008.

As the recent developments I have shared with you, today, indicate, we are continuing to make important progress with both our cancer, and pain program. Much work remains to be done this year, however, and we are continuing to vigorously pursue the clear goals before us, supported by our commercially promising pipeline, strong strategic partnerships and our talented and dedicated employees.

With this brief update of our portfolio complete, I will now turn the call over to Bob Cook, who will walk us through the numbers for the second quarter. Please go ahead, Bob.

BOB COOK: Thanks, Jack. I would like to briefly review our second quarter 2007 financial results.

For the second quarter of 2007, our net loss attributable to common stockholders totaled $7 million or 22 cents per share, compared to with a net loss attributable to common stock holders at 7.3 million, or 30 cents per share for the second quarter of 2006. For the six months ended June 30, 2007, EpiCept reported a net loss attributable to common stockholders of 14.7 million or 45 cents per basic and diluted share, compared to a loss of 63.9 million, or $2.76 per basic and diluted share for the six months ended June 30, 2006.

EpiCept completed the acquisition of Maxim Pharmaceuticals in January 2006, which was the primary factor in the reported loss in the first half of that year.

R&D expense decreased by $0.9 million from 4.2 million for the three months ended June 30 '06, to 3.3 million for the three months ended June 30 '07. During the second quarter of 2007, EpiCept's clinical activity increased as the company proceeded with two clinical trials of NP-1 which commenced in April and continued its Phase I clinical trial of EPC2407.

Consulting expenses also increased, as we reviewed the day 80 report, and the day 120 list of questions, related to the Ceplene MAA, and commenced preparation of our response, to the EMEA.

Depreciation and premises expense declined by 0.4 million for the second quarter of '07 compared to '06. For the six months ended June 30, 2007, R&D expenses decreased by 0.9 million from 7.9 million to 7.0 million for the six months ended June 30, '07.

Our general and administrative expense decreased by 0.2 million from 3.6 million for the second quarter of '06 to 3.4 million for the second quarter of '07. This decrease was primarily attributable to lower premises legal and insurance expense during the second quarter of '07, compared to the comparable 2006 period.

For the six months ended June 30, 2007, G&A expense decreased by 2.7 million from 9.3 million for the six months ended June 30, '06 to 6.6 million for the six months at June 30, '07. This decrease was primarily attributable to lower stock based compensation charges, premises, legal and insurance expenses. Stock based compensation charges during the first half 2007 amounted of 1.2 million or a decrease of 1.8 million from the first half of '06.

Our cash flow used in operating activities for the six months ended June 30, 2007 amounted to $10.5 million, compared to $13.6 million used during the six months ended June 30, 2006. For the first half of 2007, we spent less than our estimate of average 2007 net cash used in operations of approximately $2 million per month.

On June 29, 2007, we announced that we had entered into definitive agreements with institutional investors, to raise $10 million in gross proceeds through the sale of EpiCept common stock and warrants. In connection with the private placement, we issued approximately $5.1 million shares of EpiCept common stock at $1.95 per share and five year warrants to purchase up to approximately 2.56 million shares of common stock at an exercise price of $2.93 per share. The warrants will not become exercisable until six months after closing. This transaction closed in early July.



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Our estimated cash at the end of the second quarter 2007 after consideration of the proceeds of the financing, less applicable fees and expenses was $9.7 million. Shares out standing as of June 30, 2007, amounted to 32,426,409. Shares out standing immediately after the conclusion of the financing amounted to 37,554,626.

Thank you very much for your attention. Operator, please open up the call for questions.

OPERATOR: At this time, I would like to remind everyone, if you would like to pose a question, press star then the number one on your telephone keypad. We'll pause for a moment to compile the Q&A roster. Once again, if you do have a question, please press star one at this time. Your first question is coming from Navdeep Jaikaria from Rodman & Renshaw.

SEAN WU (ph): Hello. Actually, this is Sean Wu (ph) standing in for Navdeep. Jack, congratulations on a great quarter. I think your oncology program is (INAUDIBLE) is really shaping up. I actually kind of (INAUDIBLE). First, you guys have two pre clinical compounds that have been showing a lot of promise. Do you have any kind of timeline mode I mean to clinical settings? Or are you looking for somebody to license them?

JACK TALLEY: We're continuing to - thanks Sean (ph) comment, for the comment, very much. We are continuing to develop these compounds internally. They are chemically distinct from either Azixa or EPC2407, although they do come from the ACSAPP (ph) technology so they are apoptosis inducers per se. And there has been some outside interest from large pharma as looking at these compounds. But at this moment, we're intending to continue to use internal resources towards bringing this - these compounds - if they continue to look promising, into the clinic.

I would not expect that the first one to be in the clinic before the second half of next year, though, just given the timelines and all of the activities necessary leading up to an IND filing.

SEAN WU (ph): OK, this makes sense. In terms of your AML - Ceplene for AML, if - you appear to be very confident, let's say opportunistic of the prospect of that. Do you have any kind of plan to commercialize it yourself? Or you may just try to enlist a partner for this?

JACK TALLEY: We are continuing to evaluate both options in terms of launching the drug ourselves, or sharing it with a European oncology player. Both are on the table, as we speak, and we may end up doing both, which is a third possibility as well. We have not finalized that strategic decision. Our efforts at the moment are dedicated towards getting the response to the day 120 list of questions into to the EMEA. That's going to occur on or about the first week of September. And then, a little more than a week later than that, we are going to be meeting with the European regulators, the Rapator (ph) and Co-Rapator (ph) to go over those responses to the questions. Those are the primary activities on Ceplene.

SEAN WU (ph): Excellent. May I ask the final question to Cook - Bob. So you burned about $12 million in the first half. With the two Phase II trials, with NP-1 ramping up, do you see your cash burn for the later part of the year to be higher than this? Or you are trying to maintain the same level? If higher, how much higher?

BOB COOK: We had indicated at the beginning of the year, that we expected our average monthly cash burn for operating expenses to be approximately $2 million. For the first half of the year, we've run just a little bit under that. And going forward, I think that we will probably come in just a little bit below the average of $2 million per month average for the rest of the year.

So whether it's in the 10-and-a-half million range, or a little bit higher than that, I don't think we'll quite average the two million for the entire year, but it's likely to be in the range that we've seen for the first six months.

SEAN WU (ph): Your cash balance is the 1.885 shown in the press release, plus
9.7 some newly raised (ph), is that correct?

BOB COOK: No. The - what we've said is that we closed - we signed the transaction at the end of June and actually funded - the vast majority of it actually funded in July. So if you account for the proceeds of the transactions, and sort of back it up to June 30, then the cash balance at June 30 would be 9.7.



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SEAN WU (ph):  OK.  I will put it (INAUDIBLE).  All right.  Thanks a lot.

BOB COOK:  OK.  Thanks, Sean (ph).

SEAN WU (ph):  All right.  I'll be back in the queue.

OPERATOR: Thank you. As a reminder, if you do have a question, please press star one at this time. Once again, that is star one to ask a question.
There appears to be no further questions at this time.

JACK TALLEY: OK. Thank you for your participation in this morning's call. We continue to be keenly focused on executing on the important value drivers that lie before us in the months ahead. We expect the remainder of 2007 to continue to be a time of exciting and important progress. And we look forward to continuing to update you on all key developments. Thank you. Operator, you can end the call.

OPERATOR: Thank you. This concludes today's EpiCept second quarter 2007 earnings conference call. You may now disconnect and have a great day.

END















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